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                                                                 Exhibit (h)(18)

[ING FUNDS LETTERHEAD]

                             FORM OF SIDE AGREEMENT

September 23, 2002


Board of Trustees
ING Mutual Funds
7337 East Doubletree Ranch Road
Scottsdale, AZ  85258-2034

RE:   VOLUNTARY EXPENSE LIMITATIONS


Ladies and Gentlemen:

For the Class A, B, C, I and Q shares of ING International Fund (the "Fund"), a series of ING Mutual Funds, ING Investments, LLC shall waive or lower its investment management fee in accordance with the Expense Limitation Agreement between ING Investments, LLC and ING Mutual Funds as if the Maximum Operating Expense Limits specified in Schedule A of the Expense Limitation Agreement were as follows:

                        MAXIMUM OPERATING EXPENSE LIMIT
                     (AS A PERCENTAGE OF AVERAGE NET ASSETS)
                     ---------------------------------------

                   Class A   Class B  Class C   Class I  Class Q
                   -------   -------  -------   -------  -------
                    1.80%     2.55%    2.55%     1.45%    1.70%

The method of computation to determine the amount of the fee waiver and the definitions as set forth in the Expense Limitation Agreement shall apply. We are willing to be bound by this Agreement to lower our fee for the period from the effective date of the initial registration of the Fund through and including June 30, 2003 or, if sooner, the termination of the Expense Limitation Agreement. This Agreement shall terminate upon termination of the Expense Limitation Agreement.

Sincerely,




Michael J. Roland
Executive Vice President